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                                                                  EXHIBIT 10.21





                         CAMBRIDGE BIOTECH CORPORATION

                                      and

                    URNOTECH CALYPTE BIOMEDICAL CORPORATION

                                   SUBLICENSE
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                               TABLE OF CONTENTS


       BACKGROUND
1.     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
2.     GRANT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
3.     ROYALTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
4.     PAYMENTS AND REPORTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
5.     BOOKS AND RECORDS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
6.     NOTICES    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
7.     TERM AND TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
8.     NEGATION OF WARRANTIES AND INDEMNITY   . . . . . . . . . . . . . . . . . . . .       6
9.     LAWS AND REGULATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
10.    USE OF NAMES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
11.    PATENT NOTICE    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
12.    MISCELLANEOUS PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . .       8
       APPENDIX A   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10




                                       -i-
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                              SUBLICENSE AGREEMENT

         This is a SUBLICENSE AGREEMENT to be effective as of March 31, 1992, (the "Effective Date") by and between CAMBRIDGE BIOTECH CORPORATION (CBC), a Delaware corporation, having offices at 365 Plantation Street, Worcester, Massachusetts 01605, and Urnotech Calypte Biomedical Corporation, a Californian corporation having offices at 1440 Fourth Street, Berkeley, CA 94710 (SUBLICENSEE).

                                   BACKGROUND

         In the course of research conducted at Harvard University, Department of Cancer Biology, Harvard School of Public Health, (Harvard) certain inventions were made relating to the HIV-1 envelope glycoprotein, designated gp120. Additional inventions relating to the HIV-1 envelope glycoprotein include gp160 and methods for assay.

         Harvard is the owner of these inventions, subject to rights reserved by the United States Government, pursuant to various assignments by Myron E. Assets and Tun-Hou Lee to Harvard of all their right, title and interest in and to the inventions and any patents resulting therefrom

         Harvard has been granted U.S. Patent No. 4,725,669 entitled "Assay for Detecting Infection by Human T-Cell Lymphotrophic Virus-III" issued on February 16, 1988 directed to gp120 and cross-reactive peptides. Currently pending is a divisional application, U.S. Serial No. 056,134, filed May 29, 1987, directed to methods for assaying for the glycoproteins.

         CBC is the exclusive, worldwide licensee of these inventions and the issued patent and pending patent applications by way of an exclusive license agreement from Harvard, and has the right to grant sublicenses thereunder for making, using or selling of the inventions which are disclosed and claimed in the issued patent and pending patent applications.

         SUBLICENSEE desires to use LICENSED PATENT RIGHTS (AS defined below), in a commercial diagnostic and research for its own use application only.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:


1.       DEFINITIONS

         1.1. LICENSED PATENT RIGHTS shall mean U.S. Patent No. 4,725,669, issued February 16, 1988, and pending U.S. Patent Application Serial No. 056,134, filed May 29, 1987, and any divisionals, continuations, or continuations-in-part based thereon, and any patents which may issue therefrom and any reissues, re-examinations, or extensions thereof; and any and all




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foreign patents and patent applications corresponding to any of the foregoing patents and patent applications, as well as such other patents or patent applications AS are listed in Appendix A, effective as of THE date said patents or patent applications are granted or filed, as the case maybe, and the inventions described or claimed therein.

         1.2. FIELD OF USE shall mean only diagnostic application and research for its own use but not for resale. The diagnostic field of use includes, but is not limited to, methods for detecting antibodies to HIV-1.

         1.3. LICENSED PRODUCT(S) shall mean finished goods covered by or made in accordance with LICENSED PATENT RIGHTS or sold for use in practicing
LICENSED PROCESSES.   The term "finished goods" as used herein shall mean any
and all products in form for USE by an end user and not intended for further chemical or genetic manipulation. For purposes of example only, LICENSED PRODUCT(S) may include selling diagnostic kits.

         1.4. LICENSED PROCESSES shall mean processes claimed or otherwise included in the LICENSED PATENT RIGHTS. For purposes of example only, LICENSED PROCESSES may include (1) services for providing a test result utilizing the methods of assay covered under the LICENSED PATENT RIGHTS or (2) services for providing test results utilizing the diagnostic kits covered under LICENSED PATENT RIGHTS wherein the provider of the services is the manufacturer of the diagnostic kits.

         1.5. NET SALES shall mean the amount received by SUBLICENSEE on sales of LICENSED PRODUCTS or on sales of services or charges for services utilizing LICENSED PROCESSES, which amount shall not include:

                 (1) Amounts repaid or credited by reason of rejection or return; and

                 (2) To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of SUBLICENSEE.

         1.6. FIRST USE shall mean the date of the initial transfer by SUBLICENSEE of LICENSED PRODUCTS to any third party in exchange for cash or some equivalent to which value can be assigned for the purpose of determining the NET SALES. FIRST USE shall also mean the first application of a LICENSED PROCESS for a commercial purpose.

         1.7. EARNED ROYALTIES shall mean royalties paid or payable by SUBLICENSEE to CBC determined with respect to NET SALES.

         1.8.    EFFECTIVE DATE shall mean March 31, 1992.

         1.9. PRIME LICENSE shall mean the exclusive license agreement between Harvard and CBC.

         1.10. SUBLICENSEE is understood to include all of its AFFILIATES. AN Affiliate of




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SUBLICENSEE shall mean any corporation or other business entity controlled by, controlling, or under common control with SUBLICENSEE. For this purpose, 'control" means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or equity, or at least fifty percent (50%) interest in the income of such corporation or other business.


2.       GRANT

         2.1. CBC grants to SUBLICENSEE, subject to all the terms and conditions of this Agreement, a non-exclusive, worldwide right and license to make, have made, use, and sell LICENSED PRODUCTS and to practice the LICENSED PROCESSES under LICENSED PATENT RIGHTS in the Field of Use.

         2.2. CBC hereby grants to SUBLICENSEE the right to extend the license granted herein to an AFFILIATE, subject to the terms and conditions of this Agreement. CBC shall receive prompt written notice of each such extension and of any termination of such AFFILIATE license. SUBLICENSEE is expressly not granted a right to sublicense anyone other than an Affiliate under this Agreement.

         2.3. Nothing herein shall preclude any customer of SUBLICENSEE from using any LICENSED PRODUCT sold to them by SUBLICENSEE.

         2.4. CBC shall promptly notify SUBLICENSEE of divisionals, continuations or continuations-in-part based on or relating to the LICENSED PATENT RIGHTS, and any patents which may issue therefrom and any reissues, re-examinations or extensions thereof, as well as any and all foreign patents and patent applications corresponding thereto or to the LICENSED PATENT RIGHTS, and shall deliver an amended Appendix A to SUBLICENSEE to reflect any such changes or additions to the LICENSED PATENT RIGHTS immediately thereafter.

3.       ROYALTIES

         As consideration for the rights granted hereunder, SUBLICENSEE shall make the following payments to CBC:

         3.1.    SUBLICENSEE shall pay to CBC a license fee of          for the
rights granted hereunder.         of such fee shall be paid within thirty (30)
days after the EFFECTIVE DATE, and the balance shall be paid on or before December 31, 1992. Fees are nonrefundable and shall be separated from, and not credited against, any EARNED ROYALTIES.

         3.2.    SUBLICENSEE shall pay to CBC EARNED ROYALTIES of     percent
     calculated on the NET SALES of all LICENSED PRODUCTS sold by SUBLICENSEE and its AFFILIATES.

       3.3.    SUBLICENSEE shall pay to CBC Earned Royalties of     percent


Confidential portion has been omitted and filed separately with the Commission


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calculated on the NET SALES of all services utilizing LICENSED PROCESSES sold by SUBLICENSEE and its AFFILIATES.

         3.4. Only one royalty shall be payable with respect to any LICENSED PRODUCT or LICENSED PROCESS regardless of whether it or its use is covered by one or more LICENSED PATENT RIGHTS. On sales between SUBLICENSEE and its AFFILIATES for resale, the royalty shall be paid on the resale by the AFFILIATES to any third-party purchaser.

         3.5. Under certain circumstances, SUBLICENSEE may reduce the amount of royalties payable to CBC under this Agreement. If SUBLICENSEE is
paying third party royalties in EXCESS of    , not including the royalties
payable under this Agreement, SUBLICENSEE may reduce the amount of royalties
payable to CBC by          of the third party royalty exceeding     according
TO the following schedule:

         Royalty                 Maximum Reduction                   Royalty Payable
         Payable               of Third Party Royalty                 to CBC after
         to CBC                  in Excess of 10%                   Maximum Reduction
         ------                  ----------------                   -----------------


         Royalties for mechanical apparatus or devices and royalties payable to CBC or Harvard outside of the scope of this Agreement shall not be included in computing third party royalties.


4.       PAYMENTS AND REPORTS

         4.1. SUBLICENSEE agrees to notify CBC promptly, in writing, of the date of the FIRST USE of LICENSED PRODUCT(S) or LICENSED PROCESS(ES).

         4.2. Beginning with date of FIRST USE, SUBLICENSEE shall pay to CBC EARNED ROYALTIES within thirty (30) days from the end of each calendar quarter, which is the end of March, June, September, and December. Any royalties not paid within this time period shall be deemed past due royalties. Any past due
royalties shall bear interest at the rate of the lesser of     percent
PER ANNUM or the maximum rate permitted by applicable law, from their due date, which interest shall be paid by SUBLICENSEE to CBC.

         4.3. SUBLICENSEE shall also prepare for each calendar quarter after the date of FIRST USE, a written report acceptable to CBC, setting forth (1) the NET SALES and the EARNED ROYALTIES payable thereon, including a detailed listing of all LICENSED PRODUCTS sold and all deductions or exclusions from NET SALES and (2) the NET SALES and the EARNED ROYALTIES payable thereon, including a detailed listing of the services provided utilizing LICENSED PROCESSES and of all deductions or exclusions from NET SALES. The reports required by this Agreement shall be certified by an officer of SUBLICENSEE to be correct to the best of SUBLICENSEE's knowledge and information.



Confidential portion has been omitted and filed separately with the Commission

         4.4. All amounts payable to CBC shall be paid in United States Dollars. In the event any LICENSED PRODUCT or services utilizing Licensed Processes shall be sold for funds other than United States funds, the NET SALES of such product shall first be determined in the foreign funds and then converted into the equivalent United States funds at:

                 (i) the rate applicable to the transfer of funds arising from royalty payments as established by the exchange control authorities of the country of which such funds are the national currency, for the last business day of the accounting period for which payment is thus made; or

                 (ii) if there is no rate so applicable, then the buying rate for such foreign funds as published by the Wall Street Journal on the last business day of such calendar accounting period.

5.       BOOKS AND RECORDS

         5.1. SUBLICENSEE shall keep, and shall require its AFFILIATES to keep, accurate and correct records of calculations for determining EARNED ROYALTIES of LICENSED PROCESSES and on LICENSED PRODUCTS made, used and sold under this Agreement, appropriate to determine the amount of EARNED ROYALTIES based on NET SALES at least three (3) years following a given reporting period. The records shall be available during normal business hours for inspection at the expense of CBC by a certified public accountant, selected by CBC and acceptable to SUBLICENSEE, after 10 calendar days' prior written notice to SUBLICENSEE, for the sole purpose of verifying reports and payments hereunder. The accountant shall not disclose to CBC any financial information other than that information relating to the accuracy of reports and payments made under this Agreement.


6.       NOTICES

         6.1. Any notice required by this Agreement shall be sent by registered or certified mail properly addressed or by telex or facsimile, with a mailed confirmation copy, properly addressed to the other party at the address designated below, or to another address as may be designated in writing by the party. The notice shall be effective as of the date of the postmark of such mailed notice or upon delivery of the telex or facsimile.

For CBC:
CAMBRIDGE BIOTECH CORPORATION
365 Plantation Street
Worcester, Massachusetts 01605
Attn: President
with a copy Attn: General Counsel




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FOR SUBLICENSEE:
URNOTECH CALYPTE BIOMEDICAL CORPORATION
1440 Fourth Street
Berkeley, CA 94710
Attn:  David J. Robison, President and
       Chief Executive Officer

7.       TERM AND TERMINATION

         7.1. The term of this Agreement, unless sooner terminated as provided herein, shall extend from the EFFECTIVE DATE until expiration of the last to expire patents included in LICENSED PATENT RIGHTS.

         7.2. Upon any breach of, or default under, this Sublicense Agreement by SUBLICENSEE, CBC may terminate this Agreement by giving ninety
(90) days written notice to SUBLICENSEE. The termination shall take effect at the end of the ninety-day period, unless during the 90 day notice period SUBLICENSEE cures such breach or default to CBC's satisfaction.

         7.3. SUBLICENSEE has the right to terminate this Agreement by written notice at any time upon giving ninety (90) days written notice to that effect to CBC.

         7.4. Termination of this Agreement shall not affect any rights or obligations accrued prior to the date of the termination, including SUBLICENSEE's obligation to pay all Earned Royalties and SUBLICENSEE's obligation to indemnify CBC, provided however, that SUBLICENSEE's obligation to indemnify CBC shall not extend beyond ten (10) years after such termination. Upon termination of this Agreement all unpaid Earned Royalties due to CBC shall become due and payable upon delivery of the next quarterly report pursuant to
Section 4.3 hereof.

         7.5. Waiver by CBC of a single default or breach or of succession of defaults or breaches shall not deprive CBC of any right to terminate this Agreement pursuant to the terms hereof upon the occasion of any subsequent default or breach.

         7.6. Upon termination of the PRIME LICENSE between Harvard and CBC, this Agreement between CBC and SUBLICENSEE shall be assigned to Harvard and Harvard shall thereupon assume the rights and obligations of CBC hereunder.' CBC shall give notice to SUBLICENSEE in the event the PRIME LICENSE is terminated.


8.       NEGATION OF WARRANTIES AND INDEMNITY

         8.1. CBC makes no representations or warranties as to the validity or scope of any LICENSED PATENT RIGHTS.

         8.2. CBC makes no representations or warranties that the manufacture, use, sale or other disposal of the LICENSED PRODUCTS is or will be free from infringement of patents of third parties.

         8.3. CBC makes no representations or warranties whatsoever, either express or implied, as to the merchantability or fitness of the LICENSED PRODUCTS for a particular purpose, and SUBLICENSEE shall make no statements, representations or warranties whatsoever to any third parties which are inconsistent with such disclaimer by CBC.

         8.4. SUBLICENSEE shall defend, indemnify and hold harmless CBC and Harvard, their directors, officers, employees, and agents, from and against any and all claims, demands, damages, losses, and expenses of any nature, including attorney's fees, for but not limited to death, personal injury, illness, property damage or products liability arising from or in connection with any of the following:

                 (1) the use by SUBLICENSEE of any method or process related to the LICENSED PATENT RIGHTS; or

                 (2) any use, sale or other disposition of any of the LICENSED PRODUCTS by SUBLICENSEE or any statement, representation or warranty of SUBLICENSEE with respect thereto; or

                 (3)      the use of the LICENSED PRODUCTS by any person.

         CBC shall reasonably cooperate with SUBLICENSEE in defending any such claim. CBC shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain counsel on its own behalf and at its sole expense if CBC is named as a party or if CBC is not satisfied with the defense provided by SUBLICENSEE for any reason. The rights and obligations of this paragraph shall survive termination or expiration of this Agreement. SUBLICENSEE shall have the exclusive right to control the defense of any such claim; provided, however, SUBLICENSEE shall not settle any such claim without first consulting with CBC. CBC and/or Harvard may, at its option, require SUBLICENSEE to name CBC and/or Harvard as a co-insured on a product liability insurance policy deemed sufficient by CBC.

9.       LAWS AND REGULATIONS

         9.1. SUBLICENSEE shall comply with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, sale and use of the LICENSED PRODUCTS and services utilizing LICENSED PROCESSES





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
10.      USE OF NAMES

         10.1. SUBLICENSEE shall not use the names "Harvard College" or "Harvard," the names of the inventors, "Myron E. Essex," or "Tun-Hou Lee," or the name "Cambridge Biotech Corporation" or any other name or mark by which Harvard or CBC may be identified for any purpose without prior written consent obtained from the respective parties in each instance.

11.      PATENT NOTICE

         11.1. SUBLICENSEE, shall apply the patent marking notices required by the laws of the United States and relevant countries.

12.       MISCELLANEOUS PROVISIONS

         12.1. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

         12.2. This Agreement may be amended only by a written instrument executed by the parties.

         12.3. Without prior written approval of CBC, the entire license granted pursuant to this Agreement shall not be assigned or transferred by SUBLICENSEE to any other party other than to a successor to the entire business interest of SUBLICENSEE.

         12.4. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         12.5. This Agreement shall be governed and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         12.6. If any provision(s) of this Agreement are or become invalid, or ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that, in lieu of each -such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal, or unenforceable provision.

         12.7 In no event shall either party be liable to the other for any special, or incidental, or consequential, or indirect damages arising in any way out of this Agreement, however caused and on any theory of liability. This limitation will apply even if the other party has been advised of the possibility of such damage.

         12.8 Except to the extent that Harvard has specific rights set forth hereunder, the parties intend that only CBC and SUBLICENSEE will benefit from, and are entitled to enforce the provisions of, this Agreement and that no other third party beneficiary is intended under this Agreement.

         12.9 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

CAMBRIDGE BIOTECH CORPORATION



By:  /s/ Frederick V. Casselman
     --------------------------------------------
     Frederick V. Casselman
     Vice President of Legal & Regulatory Affairs


SUBLICENSEE:

URNOTECH CALYPTE BIOMEDICAL CORPORATION



By:  /s/ David J. Robison
     ---------------------------------------------
         Name:  David J. Robison
         Title: President and CEO


Agreed as to Section 7.6:

PRESIDENT AND FELLOWS OF HARVARD COLLEGE



By:  /s/ Joyce Brinton
     --------------------------------------------------------
         Name:
         Title:          Joyce Brinton, Director
                Office for Technology and Trademark Licensing
                        Harvard University

                                   APPENDIX A



1.       U.S. PATENT NO. 4,725,669

Title:            ASSAY FOR DETECTING INFECTION BY HUMAN T-CELL
                    LYMPHOTROPIC VIRUS-III
Inventors:        Myron E. ESSEX and Tun-Hou LEE
Filed.            November 9, 1984
Issued:           February 16, 1988


         The claims of this patent are directed to gp12O and cross-reactive peptides.


2.     U.S. PATENT APPLICATION SERIAL NO.,056,134

Title:            ASSAY FOR DETECTING INFECTION BY HUMAN T-CELL
                    LYMPHOTROPHIC VIRUS-III
Inventors:        Myron E. ESSEX and Tun-Hou LEE
Filed:            May 29, 1987
Cross-Reference:  division of U.S. 4,725,669
Issued:           currently pending

         This is a divisional application of U.S. 4,725,669, directed to methods of assay using the proteins covered by such patent.